STOCK MARKET SOLUTIONS, INC. RECEIVES $150,000 AGAINST ITS $5,000,000 LINE
                                   OF CREDIT

NEW ORLEANS - February 14, 2005 - Stock Market Solutions, Inc. (OTCBB: SMKT) announces today it has received a loan of $150,000 which will be repaid from its previously announced $5,000,000 line of credit, issued from a private merchant banking group. The funds will be used in the completion of its Jesse Livermore trading software system, which is in its final stages of development.

Stock Market Solutions assists professional mutual and hedge fund traders and managers, as well as individual investors, to more skillfully trade the stock market. The Company uses proprietary computer software systems based on the:
"Jesse Livermore methodology," to enable traders and investors to more successfully trade the stock market.

Livermore developed revolutionary trading techniques. Livermore's techniques were studied and catalogued through painstaking research and interviews over four years by Richard L. Smitten, author of three books on Livermore. The most recent release in the trilogy was published in October of 2004: "How to Trade like Jesse Livermore" currently available in bookstores nationwide. Through a licensing arrangement with Smitten, the techniques have been refined and have been programmed by software engineers for SMKT over the past two years.

Mr. Smitten's research discloses that Mr. Livermore is considered by many of today's top Wall Street traders, such as William O'Neil, Robert Deel, Tom Busby and Mark Minervini, as perhaps the greatest trader who ever lived. His timing techniques, money management systems, and high-momentum approach to trading was revolutionary for his time, and we believe remains just as revolutionary today. It is these Livermore techniques and methods that have been used to develop SMKT's Livermore software trading program.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are "forward-looking statements" that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company's filings with the Securities and Exchange Commission which may cause actual results, performance and achievements of the company to be materially different from any future results, performance or achievements expressed or implied.

Stock Market Solutions Inc. (SMKT)
Investor Relations  1 (504) 561 1104
www.stockmarketsolutions.org